EXHIBIT 99.1

Sun Healthcare Group, Inc. Announces
Pricing of $200 Million of 9.125 Percent Senior Subordinated Note Due 2015

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

     Irvine, Calif. (March 22, 2007) -- Sun Healthcare Group, Inc. (NASDAQ GM: SUNH) announced today that it has priced its offering of $200 million aggregate principal amount of 9.125 percent senior subordinated notes due 2015. This private offering is being made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.

     The Company will use the net proceeds of the offering, together with other funds, to complete the acquisition of Harborside Healthcare Corporation. The acquisition is expected to close in the second quarter of 2007, subject to certain closing conditions that include regulatory and other approvals.

     The securities being offered will not be registered under the Securities Act or applicable state securities laws or blue sky laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

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      Statements made in this release that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "hope," "intend," "may" and similar expressions. Factors that could cause actual results to differ are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; potential liability for losses not covered by, or in excess of, our insurance; the effects of government regulations and investigations; our ability to generate cash flow sufficient to operate our business; our ability to complete the acquisition of Harborside Healthcare Corporation and integrate its operations; increasing labor costs and the shortage of qualified healthcare personnel; and our ability to receive increases in reimbursement rates from government payors to cover increased costs. More information on factors that could affect our business and financial results are included in our public filings made with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Sun’s web site, www.sunh.com.
      The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.